UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

September 5, 2012

GENESEE & WYOMING INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

66 Field Point Road, Greenwich, Connecticut		06830
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 629-3722

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 10, 2012, Genesee & Wyoming Inc., a Delaware corporation (“GWI”), entered into an amendment (the “Amendment”) to the Investment Agreement, dated as of July 23, 2012 (the “Investment Agreement”), between GWI and Carlyle Partners V, L.P. (“Carlyle”). The Amendment also includes an amendment and restatement of the form of Series A-1 Preferred Stock Certificate of Designations, which is attached as Annex 1 to the Amendment. The Investment Agreement was previously included as an exhibit to GWI’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2012. In the Amendment, GWI and Carlyle agreed, among other things, that (i) the dividends payable to holders of Series A-1 Preferred Stock will be payable in cash, rather than in cash or additional shares of Series A-1 Preferred Stock at GWI’s option as the original agreement provided for, (ii) holders of Series A-1 Preferred Stock will not be entitled to receive dividends declared or paid on GWI’s Class A Common Stock, if any, on an as-converted basis and (iii) for so long as any shares of Series A-1 Preferred Stock remain outstanding, GWI will not declare or pay with respect to its capital stock (other than preferred stock) any dividend or distribution other than a dividend or distribution in the form of (x) shares of GWI’s common stock or (y) rights or warrants relating to or to subscribe for or purchase shares of GWI’s common stock.

This description of the Amendment is a summary of material changes to the Investment Agreement and does not purport to be a complete description of all of the terms of the Amendment and is subject to, and qualified in its entirety by, the full text of the Amendment attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 8.01.	Other Events.

Surface Transportation Board Update

On September 5, 2012, the 30-day waiting period in respect of the notice of exemption that was filed with the United States Surface Transportation Board (the “STB”) on August 6, 2012 to permit GWI to close its previously announced acquisition of RailAmerica, Inc. (“RailAmerica”) into a single voting trust expired. In addition, the STB issued its decision that the STB has accepted the control application of GWI filed on August 6, 2012 seeking STB approval to control RailAmerica and its railroads, and deemed the transaction to be “Minor”. The STB noted in its decision that it has preliminarily determined that GWI’s acquisition of RailAmerica and its railroads will not have any anticompetitive effects. Also, the STB adopted GWI’s proposed procedural schedule in part, with the comment and response period ending October 26, 2012. The STB indicated that it will issue further procedural orders as necessary. Based on the statutory timeframes for STB review of a “Minor” transaction, GWI expects an STB decision on its control application by February 6, 2013, which decision, if favorable, will become effective within 30 days thereafter and after which the RailAmerica operations can be consolidated with GWI’s. However, it remains possible that the STB will adopt an expedited procedural schedule, and issue a decision on GWI’s application to control RailAmerica and its railroads by the end of this year.

Financing Update

GWI has completed the syndication of the revolving credit facility and the term loan A facility that comprise the previously announced senior secured credit facilities that are being entered into in connection with GWI’s proposed acquisition of RailAmerica. During the syndication process, the size of the term loan A facility has increased significantly from GWI’s initial expectations. As a result, based on the current state of the syndication efforts (which are subject to change until the time the documentation governing the senior secured credit facilities is executed), the contemplated term loan B facility is no longer expected to be required. The $2.3 billion senior secured credit facilities associated with the acquisition of RailAmerica are now expected to consist of the following:

•	5-Year $425 million Revolving Credit Facility (the “revolver”); and
•	5-Year $1,875 million Term Loan A Facility (the “term loan A”).

Both the revolver and term loan A are expected to have initial pricing of L+ 250 bps, and GWI continues to expect to draw approximately $2.0 billion under the senior secured credit facilities in connection with the acquisition of RailAmerica. The total senior secured debt is expected to have an initial weighted-average cost of debt of approximately 3.9% based on current LIBOR rates. The terms and conditions of the senior secured credit facilities remain subject to final negotiation. If the final documentation for the revolver and the term loan A is consistent with GWI’s expected syndication outcome, then GWI expects that the absence of the term loan B facility will result in approximately $19 million of lower annual interest expense per year after the closing of the RailAmerica acquisition as compared to what GWI originally contemplated at the time GWI entered into the merger agreement with respect to RailAmerica. Expected interest expense will be lower because the term loan A has lower upfront fees and the expected interest rate on the contemplated term loan B facility would have been approximately 2% per annum higher than the expected interest rate for the term loan A. As indicated previously, GWI anticipates that it will enter into interest rate hedging contracts to fix the long-term cost of $750 million of floating-rate debt borrowed under the senior secured credit facilities.

        In addition, because GWI’s previously announced minimum commitment to sell at least $350 million of Series A-1 Preferred Stock to Carlyle pursuant to the Investment Agreement was executed in conjunction with GWI’s entry into the Agreement and Plan of Merger with RailAmerica on July 23, 2012 for a future sale date, this commitment will be accounted for as a contingent forward sale contract for the period between July 23, 2012 and the closing of the RailAmerica acquisition. Accordingly, mark-to-market non-cash income or expense, as the case may be, will be included in GWI’s consolidated financial results up until the actual date of issuance of the Series A-1 Preferred Stock. GWI’s share price has increased significantly since July 23, 2012 and is now above the initial conversion price of $58.49 per share. At the initial conversion price, the Series A-1 Preferred Stock would be convertible into approximately 6.0 million shares of GWI’s Class A Common Stock. As such, the mark-to-market non-cash income or expense will be estimated as the difference between the market price for GWI’s Class A Common Stock as of the date of the respective financial statements and the conversion price of $58.49 per share multiplied by the 6.0 million shares, as converted, with the cumulative effect represented as an asset or liability. Upon issuance of the Series A-1 Preferred Stock, the asset or liability representing the contingent forward contract will be reclassified to the balance sheet account for the Series A-1 Preferred Stock. A change of $1.00 per share in the market price of GWI’s Class A Common Stock below or above the conversion price of $58.49 per share is expected to represent non-cash income or expense of $6.0 million. Based on the closing price of GWI’s Class A Common Stock on September 7, 2012 of $65.41 per share, GWI would have recorded a non-cash expense and corresponding liability of $41.4 million as a result of the mark-to-market of this instrument.

Agricultural Products Market Update

United States

According to the U.S. Department of Agriculture, current drought conditions in the Midwest United States are expected to reduce the harvests of certain commodities such as corn and soybeans between 10% and 15%[1]. Pro forma for the RailAmerica acquisition, U.S. agricultural products traffic would have represented approximately 8% of GWI’s 2011 freight revenue, or $75 million, the majority of which comes from RailAmerica railroads. GWI expects that U.S. agricultural products traffic on RailAmerica railroads will be negatively impacted by the drought in the second half of 2012 and the first half of 2013, partially offset by an expected increase in traffic due to the expansion of an export facility at the Port of Grays Harbor, Washington.

In addition, GWI expects that the lower U.S. harvest will reduce its non-freight revenues by approximately $1 - $2 million in the second half of 2012, due to lower export grain revenues at certain ports on the Gulf Coast where GWI currently provides rail service.

Australia

Due to mechanical failure at an export grain terminal in Adelaide, South Australia. GWI’s farm and food products traffic in the third quarter of 2012 is expected to be 4,000 carloads (representing approximately $2.5 million in revenue) lower than the Company’s initial expectations. Given that the repair schedule for the export grain terminal has not yet been finalized by the customer, any adverse impact on GWI’s grain traffic in the fourth quarter of 2012 will be dependent on the duration of the terminal outage.

Cautionary Statement Regarding Forward-Looking Statements

This filing contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time GWI makes the statements and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should, “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and GWI cautions readers that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Factors that could cause actual results to differ materially from those described in this filing include, among others: uncertainties as to the timing of the acquisition of RailAmerica; the possibility that various closing conditions for the acquisition of RailAmerica may not be satisfied or waived, including that a governmental entity may prohibit or refuse to grant approval for the consummation of the acquisition; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in this filing, which speak only as of the date hereof. GWI does not undertake to update any of these statements in light of new information or future events.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	First Amendment to the Investment Agreement, dated as of September 10, 2012, by and between Genesee & Wyoming Inc. and Carlyle Partners V, L.P.

[1]	August 10, 2012, by the National Agricultural Statistics Service (NASS), United States Department of Agriculture (USDA).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

GENESEE & WYOMING INC.

Date: September 10, 2012	By:	/s/ Allison M. Fergus
	Name:	Allison M. Fergus
	Title:	General Counsel and Secretary